------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:     January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

85 Broad Street
--------------------------------------------------------------------------------
   (Street)

New York                 New York               10004
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

                11/25/02
================================================================================
3. IRS or Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Issuer Name AND Ticker or Trading Symbol

                R.H. Donnelley Corporation (NYSE: RHD)
================================================================================
5 Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ]   Form Filed by One Reporting Person
   [ X ]   Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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
Common Stock, par value $1.00 per share  58                          (2)                  (2)
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

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
================================================================================
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Series B-1 Convertible
Cumulative Preferred     (1)                        Common Stock, par
Stock                    Immed      (1)             value $1.00 per share  2,910,601     (1)            (2)            (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase     (1)                        Common Stock, par
Common Stock             Immed      (1)             value $1.00 per share    577,500     (1)            (2)            (2)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:  See attached pages.






       (see attached pages)                               (see attached pages)
---------------------------------------------            -----------------------
       ** Signature of Reporting Person                         Date

*      If the form is filed by more than one reporting person, see
       Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Item 1:  The Goldman Sachs Group, Inc.
         85 Broad Street
         New York, NY 10004
Item 2:  November 25, 2002
Item 4:  R.H. Donnelley Corporation (NYSE: RHD)




Instruction 5(b)(v) list of other Reporting Persons:


This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Goldman Sachs Direct Investment Fund 2000, L.P. ("GS Direct" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, and the Purchasers, collectively, the "Reporting Persons"). The principal business address of each Reporting Person (other than GS oHG, GS GmbH, GS Offshore and GS Germany) is 85 Broad Street, New York, NY 10004. The principal business address for GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany, GS GmbH and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

(1) On November 25, 2002, pursuant to a Letter Agreement, dated as of such date, by and among R.H. Donnelley Corporation (the "Company"), R.H. Donnelley Inc. and the Purchasers (the "Letter Agreement"), the Purchasers purchased 70,000 shares (the "November Shares") of Series B-1 Convertible Cumulative Preferred Stock (the "Series B-1 Preferred Stock") and warrants (the "November Warrants") to purchase an aggregate of 577,500 shares of common stock, par value $1.00 per share of the Company (the "Common Stock") for an aggregate purchase price of $70,000,000 in cash (the "November Proceeds") less a closing payment of 1% of the November Proceeds which was netted against the November Proceeds. As of November 25, 2002, the November Shares purchased by the Purchasers are convertible into 2,910,601 shares of Common Stock. Each share of Series B-1 Preferred Stock is convertible at any time at the option of the holder into a number of fully paid and nonassessable shares of Common Stock equal to $1,000 for each share of Series B-1 Preferred Stock outstanding, plus an amount equal to all accrued but unpaid dividends thereon as of the date of conversion, divided by $24.05. The Certificate of Designations relating to the Series B-1 Preferred Stock contains customary anti-dilution protection for the shares of Series B-1 Preferred Stock. The Purchasers may exercise the November Warrants, in whole or in part, at any time prior to the fifth anniversary of the earlier of the date of (x) issuance of the warrants pursuant to the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, between the Company and the Purchasers, which was amended by the Letter Agreement (as amended, the "Purchase Agreement") and (y) the termination of the Purchase Agreement prior to the closing thereunder. The exercise price of the November Warrants is $26.28 per share. The November Warrants contain customary anti-dilution protection.

(2) As of November 25, 2002, GS Group may be deemed to own beneficially and indirectly an aggregate of 3,488,159 shares of Common Stock by reason of (i) the Purchasers' beneficial ownership of (A) 70,000 shares of Series B-1 Preferred Stock, which are convertible into 2,910,601 shares of Common Stock and
          (B) November Warrants to purchase 577,500 shares of Common Stock and (ii) Goldman Sachs' beneficial ownership of 58 shares of Common Stock.

          As of November 25, 2002, Goldman Sachs may be deemed to own beneficially and indirectly an aggregate of 3,488,101 shares of Common Stock by reason of the Purchasers' beneficial ownership of
          (i) 70,000 shares of Series B-1 Preferred Stock, which are convertible into 2,910,601 shares of Common Stock and (ii) November Warrants to purchase 577,500 shares of Common Stock. As of November 25, 2002, Goldman Sachs may also be deemed to own beneficially and directly 58 shares of Common Stock. Goldman Sachs also has open short positions of 3,415 shares of Common Stock.

          Affiliates of GS Group and Goldman Sachs are the general partners or managing partners of the Purchasers. Goldman Sachs is the investment manager of each of the Purchasers. Goldman Sachs is an indirect wholly owned subsidiary of GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the securities owned by the Purchasers except to the extent of their pecuniary interest therein. Each of the Reporting Persons other than Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock directly owned by Goldman Sachs and GS Group.

          As of November 25, 2002, GS Capital may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 1,923,542 shares of Common Stock by reason of GS Capital's beneficial ownership of (i) 38,602 shares of Series B-1 Preferred Stock, which are convertible into 1,605,072 shares of Common Stock and (ii) November Warrants to purchase 318,470 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of November 25, 2002, GS Offshore may be deemed to own beneficially and directly, and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 698,962 shares of Common Stock by reason of GS Offshore's beneficial ownership of (i) 14,027 shares of Series B-1 Preferred Stock, which are convertible into 583,243 shares of Common Stock and (ii) November Warrants to purchase 115,719 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of November 25, 2002, GS Germany may be deemed to own beneficially and directly and each of (a) GS GmbH, the managing partner of GS Germany and (b) GS oHG, the sole stockholder of GS GmbH, may be deemed to own beneficially and indirectly an aggregate of 80,379 shares of Common Stock by reason of GS Germany's beneficial ownership of (i) 1,613 shares of Series B-1 Preferred Stock, which are convertible into 67,068 shares of Common Stock and (ii) November Warrants to purchase 13,311 shares of Common Stock. Each of GS GmbH and GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of November 25, 2002, GS Employee may be deemed to own beneficially and directly and its general partner, GS Employee 2000, may be deemed to own beneficially and indirectly an aggregate of 610,813 shares of Common Stock by reason of GS Employee's beneficial ownership of (i) 12,258 shares of Series B-1 Preferred Stock, which are convertible into 509,688 shares of Common Stock and (ii) November Warrants to purchase 101,125 shares of Common Stock. GS Employee 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of November 25, 2002, GS Direct may be deemed to own beneficially and directly, and its general partner, GS Employee 2000, may be deemed to own beneficially and indirectly an aggregate of 174,405 shares of Common Stock by reason of GS Direct's beneficial ownership of (i) 3,500 shares of Series B-1 Preferred Stock, which are convertible into 145,530 shares of Common Stock and (ii) November Warrants to purchase 28,875 shares of Common Stock. GS Employee 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

                                SIGNATURES:
December 4, 2002


                                            THE GOLDMAN SACHS GROUP, INC.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GOLDMAN, SACHS & CO.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GS ADVISORS 2000, L.L.C.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GOLDMAN, SACHS & CO. OHG


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact

                                            GOLDMAN, SACHS MANAGEMENT GP GMBH


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GS CAPITAL PARTNERS 2000, L.P.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GS CAPITAL PARTNERS 2000 OFFSHORE,
                                            L.P.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact


                                            GS CAPITAL PARTNERS 2000 GMBH & CO.
                                            BETEILIGUNGS KG


                                            By:    /s/ Roger S. Begelman
                                                   ----------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact

                                            GS CAPITAL PARTNERS 2000 EMPLOYEE
                                            FUND, L.P.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact



                                            GOLDMAN SACHS DIRECT INVESTMENT
                                            FUND 2000, L.P.


                                            By:  /s/ Roger S. Begelman
                                                 ------------------------------
                                                   Name:      Roger S. Begelman
                                                   Title:     Attorney-in-fact

                             POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2000.


THE GOLDMAN SACHS GROUP, INC.
By: /s/ Gregory K. Palm
---------------------------------
Name:    Gregory K. Palm
Title:   Executive Vice President and General Counsel

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2000.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By: /s/ Gregory K. Palm
---------------------------------
Name:    Gregory K. Palm
Title:   Managing Director

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS ADVISORS 2000, L.L.C.


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.


GOLDMAN, SACHS & CO. oHG


By: /s/ Andreas Kornlein                By: /s/ Sabine Mock
---------------------------------       ---------------------------------
Name:  Andreas Kornlein                 Name:  Sabine Mock
Title: Executive Director               Title: Executive Director

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GmbH (the "Company") does hereby make, constitute and appoint each of Hans
L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GOLDMAN, SACHS MANAGEMENT GP GmbH


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Managing Director

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:    John E. Bowman
Title:   Vice President

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By: Goldman, Sachs Management GP GmbH


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Managing Director

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By: GS Employee Funds 2000 GP, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

                             POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich, Roger S. Begelman and Edward T. Joel, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2002.

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

By: GS Employee Funds 2000 GP, L.L.C.

By: /s/ Kaca B. Enquist
-----------------------------------------------
KACA B. ENQUIST, Vice President